Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Earns $.60 Per Share in Third Quarter 2007

Record Oil Production Levels from Poso Creek and Diatomite Assets

Bakersfield, Calif. -- (BUSINESS WIRE) -- October 31, 2007 -- Berry Petroleum Company (NYSE:BRY) earned net income of $26.9 million, or $.60 per diluted share, for the three months ending September 30, 2007, compared to $31.4 million, or $.70 per diluted share, for the third quarter of 2006, according to Robert F. Heinemann, president and chief executive officer. Third quarter net income included a write-down of the value of certain prospective acreage and a gain on sale of assets. Excluding these items, net income for the three months ended September 30, 2007 was $29.2 million or $.65 per diluted share.

Revenues for the third quarter of 2007 increased by 3% to $134 million compared to the third quarter of 2006. Discretionary cash flow totaled $71 million in the third quarter of 2007, compared to $73 million in the comparable 2006 period and was 20% higher than the $59 million achieved in the second quarter of 2007. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.)

For the third quarter of 2007, net production averaged 26,873 barrels of oil equivalent per day (BOE/D), an increase of 2% from the 26,423 BOE per day achieved in the third quarter of 2006 and a decrease of 1% compared to the second quarter 2007. Excluding the production impact of assets sold in the second quarter of 2007, production in the third quarter increased slightly. Total natural gas production in the third quarter of 2007 was up 19% over the third quarter of 2006 and 5% from the second quarter of 2007. In the third quarter of 2007 the average realized sales price net of hedging was $47.93 per BOE compared to $47.28 per BOE in the third quarter of 2006 and $45.43 per BOE in the second quarter of 2007.

Mr. Heinemann continued, “We achieved record oil production from our Poso Creek and diatomite assets in the third quarter and these steam enhanced oil properties continue to benefit from strong crude prices and low natural gas prices. Poso Creek averaged 2,100 Bbls/d in the third quarter compared to 1,800 Bbls/d in the second quarter of 2007 and averaged over 2,400 Bbls/d in September 2007. We anticipate drilling another 23 wells on this property in the fourth quarter and expect this asset to exit the year at approximately 2,600 Bbls/d.

“Oil production from our diatomite asset also increased to record levels in the third quarter, even with only two wells drilled in the third quarter. We continue to efficiently manage our steam injection and our production averaged 1,100 Bbls/d during the third quarter, compared to 900 Bbls/d in the second quarter. In the fourth quarter, we expect to drill 27 wells in the diatomite and plan to exit 2007 with production at approximately 1,250 Bbls/d.

“In the Piceance Basin we continue to improve our average drilling days for our mesa locations. Drilling for our last four Garden Gulch wells averaged 17 days and drilling for our last four North Parachute Ranch wells averaged 25 days. We are targeting drilling days at Garden Gulch to be under 17 days and under 25 days for North Parachute Ranch locations. We are confident that we can maintain this efficiency which will deliver improved economics on this project. Our third quarter daily average production in the Piceance Basin increased to 11.5 MMcf/d or a 40% increase compared to the second quarter of 2007 and we are anticipating another 30% increase, or an average production of 15 MMcf/d in the fourth quarter of 2007.

“Our natural gas production is growing, and comprised 27% of our total production in the third quarter of 2007 compared to 24% in the second quarter. The overall impact on our operating income due to lower gas prices is reduced due to our significant natural gas consumption for steaming operations in California and the natural gas hedges that we have in place. We estimate that for 2008, a $1.00 per MMBtu change in NYMEX Henry Hub natural gas prices would result in only a $3 million change in annual net income, demonstrating our relative insensitivity to natural gas prices company-wide. For 2008, we are hedged at an average $6.26 per MMBtu on Colorado Interstate Gas pricing on volume of approximately 18,300 MMBtu/d.”

Nine Months Results
Net income for the nine months of 2007 was $97.7 million or $2.18 per diluted share, up 10% from $88.8 or $1.98 per diluted share in the comparable 2006 period. Excluding a net gain related to the disposition of non-core assets, net income for the nine months ended September 30, 2007 was $65.9 million or $1.47 per diluted share. This decrease is due to lower realized oil and gas prices, higher operating costs, increased depreciation, depletion & amortization (DD&A) charges related to increased development activity and increased interest expense.

Discretionary cash flow totaled $182 million for the first nine months of 2007, down from $195 million in the comparable 2006 period, a decrease of 7% over the comparable period in 2006.

For the nine months ended September 30, 2007, net production averaged 26,525 BOE/D, an increase of 7% from the 24,896 BOE/D achieved in the same period in 2006. The average realized sales price per BOE, net of hedging, for the nine months ended September 30, 2007 was $45.82 per BOE, down 5% from the $48.33 per BOE received in the 2006 period.

Operations
During the third quarter of 2007 the Company drilled 99 gross (83 net) wells with a success rate of 97 percent. For the third quarters of 2007 and 2006 the mix of average net oil and natural gas production was as follows:

	Third Quarter ended September 30
	2007 Production		2006 Production
Oil (Bbls)	19,481	73%	20,194	76%
Natural Gas (BOE)	7,392	27%	6,229	24%
Total BOE per day	26,873	100%	26,423	100%

Ralph J. Goehring, executive vice president and chief financial officer, stated, “We reduced our debt level (long-term debt and line of credit) by $35 million in the third quarter to $440 million from $475 million at June 30, 2007. Although third quarter 2007 operating costs were higher than 2006 levels, this is the second consecutive quarter that we have seen our per-unit operating costs decline. For the first, second and third quarters of 2007 our operating costs per BOE averaged $14.65, $14.44 and $13.75, respectively. The largest driver in this trend is lower natural gas costs for steaming operations in California. Our average all-in fuel cost of natural gas in California was $4.84 per MMBtu, down 25% from our comparable fuel cost in the second quarter of 2007.

“Separately, we are moving forward with our plans, as previously announced, to form a Master Limited Partnership (MLP). The MLP is expected to own certain of Berry Petroleum’s long-lived oil and natural gas properties. We expect to file a registration statement with the U.S. Securities and Exchange Commission for the initial public offering of common units of the MLP during the fourth quarter of 2007.”

Explanation and Reconciliation of Non-GAAP Financial Measures
	Three Months Ended			Nine Months Ended
	09/30/07	09/30/06	06/30/07	9/30/07	9/30/06
Net cash provided by operating activities	$92.5	$101.0	$80.4	$184.5	$185.1
Add back: Net increase (decrease) in current assets	5.7	(0.6)	(8.2)	10.8	18.0
Add back: Net decrease (increase) in current liabilities	(27.7)	(27.3)	(13.5)	(13.1)	(8.6)
Discretionary cash flow	$70.5	$73.1	$58.7	$182.2	$194.5

Teleconference Call
An earnings conference call will be held Wednesday, October 31, 2007 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time).   Dial 1-888-873-4896 to participate, using passcode 65745746. International callers may dial 617-213-8850.  For a digital replay available through November 8, 2007 dial 1-888-286-8010 (passcode 91345141). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties, including, among other things, that the MLP will not be formed, will not complete an offering of securities and will not complete such actions on the timetable indicated.  Words such as "plans,” “anticipates," "will," "expect," and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of our 2006 Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 and all material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful. The securities will only be offered and sold pursuant to a registration statement filed under the Securities Act of 1933, as amended.

CONDENSED STATEMENTS OF INCOME
(In thousands)
(unaudited)

	Three Months		Nine Months
	09/30/07	09/30/06	09/30/07	09/30/06
Revenues
Sales of oil and gas	$118,733	$116,168	$333,933	$328,742
Sales of electricity	12,241	12,592	40,704	39,476
Gain on sale of assets	1,418	-	51,816	-
Interest and other income, net	1,108	603	3,754	1,898
Total	133,500	129,363	430,207	370,116
Expenses
Operating costs – oil & gas	33,995	30,950	103,330	83,763
Operating costs – electricity	9,760	11,198	35,014	36,155
Production taxes	4,344	5,286	12,297	11,891
Depreciation, depletion & amortization - oil & gas	23,356	17,974	65,478	47,333
Depreciation, depletion & amortization - electricity	938	825	2,661	2,526
General and administrative	9,333	9,419	29,291	25,610
Interest	4,326	2,707	13,593	6,745
Commodity derivatives	-	-	-	(736)
Dry hole, abandonment, impairment & exploration	5,175	527	9,342	11,070
Total	91,227	78,886	271,006	224,357

Income before income taxes	42,273	50,477	159,201	145,759
Provision for income taxes	15,418	19,103	61,534	56,930

Net income	$26,855	$31,374	$97,667	$88,829

Basic net income per share	$.61	$.71	$2.22	$2.02
Diluted net income per share	$.60	$.70	$2.18	$1.98
Cash dividends per share	$.075	$.095	$.225	$.225

Weighted average common shares:
Basic	44,112	43,907	44,020	43,982
Diluted	45,002	44,665	44,836	44,875

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	09/30/07	12/31/06
Assets
Current assets	$114,106	$98,809
Properties, buildings & equipment, net	1,237,921	1,080,631
Other assets	16,574	19,557
	$1,368,601	$1,198,997
Liabilities & Shareholders’ Equity
Current liabilities	$205,075	$215,403
Deferred income taxes	143,320	103,515
Long-term debt	435,000	390,000
Other long-term liabilities	88,086	62,379
Shareholders’ equity	497,120	427,700
	$1,368,601	$1,198,997

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months
	09/30/07	09/30/06
Cash flows from operating activities:
Net income	$97,667	$88,829
Depreciation, depletion & amortization (DD&A)	68,139	49,858
Dry hole, abandonment & impairment	8,065	6,396
Commodity derivatives	804	(264)
Stock-based compensation	5,437	3,563
Deferred income taxes	53,162	44,410
Gain on sale	(51,816)	-
Other, net	750	1,749
Net changes in operating assets and liabilities	2,331	(9,396)

Net cash provided by operating activities	184,539	185,145

Net cash used in investing activities	(210,079)	(419,801)
Net cash provided by financing activities	25,315	233,018

Net decrease in cash and cash equivalents	(225)	(1,638)

Cash and cash equivalents at beginning of year	416	1,990

Cash and cash equivalents at end of period	$191	$352

COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months			Nine Months
	09/30/07	09/30/06	Change	09/30/07	09/30/06	Change
Oil and gas:
Net production-BOE per day	26,873	26,423	+2%	26,525	24,896	+7%
Per BOE:
Average sales price before hedges	$49.35	$50.33	-2%	$45.98	$50.81	-10%
Average sales price after hedges	47.93	47.28	+1%	45.82	48.33	-5%

Operating costs - oil and gas	13.75	12.73	+8%	14.27	12.32	+16%
Production taxes	1.76	2.17	-19%	1.70	1.75	-3%
Total operating costs	15.51	14.90	+4%	15.97	14.07	+14%

DD&A - oil and gas	9.45	7.39	+28%	9.04	6.96	+30%
General & administrative expenses	3.78	3.87	-2%	4.05	3.77	+7%

Interest expense	$1.75	$1.11	+58%	$1.88	$.99	+90%

# # #